Exhibit 10.29

EASTERN BANCORP, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

Eastern Bankcorp, Inc. (herein called the “Company”) establishes the following plan of deferred compensation (the “Plan”):

1. Purpose: The purpose of this Plan is to provide a foundation for continued growth of the Company by strengthening its capacity to attract and retain outstanding executives in key positions and to attract and retain directors.

2. Participants:

(a) Employees of the Company (i) who have been participants in the Plan prior to the amendment and restatement of the Plan or (ii) who have the title of vice president or higher and whose compensation is at least $100,000 annually, are eligible to participate.

(b) Directors of the Company (herein called Director participants) are also eligible to participate in the Plan.

3. Participants’ Election:

(a) For each year except 1982, a participant, by filing written notice with the Treasurer, may elect not to have paid to him/her currently a part or all of the compensation that would have otherwise been paid currently during such year; provided, however, that the amount of compensation an employee participant may elect not to receive currently during any such year shall not exceed twenty (20%) of his/her compensation. (A Director participant may elect not to receive currently one hundred percent (100%) of his/her compensation). In the case of amounts so deferred that are to be designated by the participant for the General Subaccount (as that term is defined in Section 4 below), such notice must be given no later than January 1 of such year; in the case of amounts so deferred that are to be designated by the participant for the EBC Stock Subaccount (as therein defined) such notice must be given no later than July 1 of the preceding year. A participant who wishes to designate amounts for both Subaccounts may either give a single notice prior to such July 1 or two separate notices, one no later than such July 1 and the other no later than such January 1.

For the purpose of this Plan, in the case of an employee, “compensation” shall mean the cash wages payable to such employee during any calendar year (before taking into account the amount of such wages which an employee participant elects to defer under this Plan); and, in the case of a Director participant, “compensation” shall mean the director’s and committee fees payable to such Director participant.

(b) A participant who becomes a Director or an employee of the Company after January 1 in any year may, by filing written notice with the Treasurer prior to the issuance of any director’s fee, committee fee, or salary check, elect not to have paid to him/her currently a part or all of the compensation that would have otherwise been paid during the remainder of such year. The amount of compensation which an employee participant may elect not to receive currently during the remainder of that year shall not exceed twenty percent (20%) of his/her total compensation for the remainder of the year. (A Director participant may elect not to receive one hundred percent (100%) of his/her compensation for the remainder of the year.) Any amounts so deferred must be designated solely for the General Subaccount and not for the EBC Stock Subaccount.

(c) Any election to defer compensation under this section shall be irrevocable for the applicable calendar year and may not be cancelled or modified after the applicable deadline set forth herein for any reason.

(d) Once designated for the General Subaccount, no amount of deferred compensation may be transferred to the EBC Stock Subaccount, subject to Section 3(f). Any amount of deferred compensation designated for the EBC Stock Subaccount may be transferred to the General Subaccount as of the last day of any calendar month commencing seven months after the termination of the participant’s employment or directorship for any reason.

(e) In the absence of written notice, delivered prior to July 1 of any year (in the case of a designation to the EBC Stock Subaccount) or prior to January 1 of the next year (in the case of a designation to the General Subaccount) containing a contrary instruction, any such designation in effect immediately prior to such July 1 or January 1 (as the case may be) shall remain in effect for the next calendar year.

(f) Any Director participant may, prior to January 1, 1993, elect in writing to designate an amount of cash equal to all or a portion of: (i) his/her deferral account as of December 31, 1992 and/or (ii) his/her deferred compensation for the final six months of calendar 1993 to be designated to the EBC Stock Subaccount commencing on July 1, 1993.

4. Deferred Account; Subaccounts:

(a) The Company shall establish a bookkeeping account for each participant (herein called the “deferral account”) to record the amounts deferred according to the provisions of Section 3. The Company shall make a credit to each participant’s deferral account equal to the percentage of his/her compensation designated in his/her written notice. Such credit shall be made on the last day of the calendar month during which payment to the participant of current compensation would have been made if he/she had not elected deferral hereunder, and shall be eligible for adjustment pursuant to Section 4(b), in the case of amounts designated for the General Subaccount, or pursuant to Section 4(c), in the case of amounts designated for the EBC Stock Subaccount, commencing with the first full calendar month commencing after such credit is made.

(b) That portion of each deferral account that has been designated by the participant for the General Subaccount shall be adjusted on the last day of each month by an amount obtained by applying one or more percentages (each hereinafter referred to as an “Adjustment Percentage”) to the balance recorded in the

Subaccount as of the first day of said month. The Adjustment Percentage shall be one or more of the following alternative Adjustment Percentages as selected by the participant in accordance with this Section 4(b):

(i) Cost of Savings Adjustment Percentage: the monthly equivalent of Vermont Federal Bank’s cost of savings at the end of the prior quarter; and

(ii) Investment Fund Adjustment Percentage(s): the percentage rate of appreciation or depreciation in the value, during such month, of shares of any one or more (as designated by the participant) of the investment funds listed on Exhibit A hereto (or any other investment funds which may be added to or substituted by the Company from time to time in the Company’s sole discretion) (“Investment Funds”) assuming full reinvestment of dividends and distributions and assuming no diminution due to the payment of federal or state income taxes.

The amount of each monthly adjustment shall be determined by applying the appropriate Adjustment Percentage (if only one Adjustment Percentage is selected) to the balance in the Subaccount. If more than one Adjustment Percentage is selected, the participant shall designate what percentage of his Subaccount balance shall be allocated for adjustment by each Adjustment Percentage by giving written notice not less than 15 days prior to the commencement of such month; provided, that re-allocations among Adjustment Percentages shall not be permitted on more than 12 occasions in any calendar year, except that, notwithstanding the foregoing, re-allocations among Adjustment Percentages may be made by the participant (or, in the absence of such a redesignation by the participant, the Company) as of any month-end in the event that any Investment Fund is no longer available for investment to the Company or it is otherwise removed as an eligible Investment Fund by the Company (provided, that in such case the Company shall endeavor to cause amounts designated for adjustment on the basis of the performance of one Investment Fund to be redesignated for adjustment on the basis of the performance of a successor Investment Fund which has reasonably comparable investment objectives).

(c) EBC Stock Adjustment Percentage: That portion of each deferral account that is designated for the EBC Stock Subaccount shall be adjusted on the last day of each month by multiplying the balance of the EBC Stock Subaccount by the percentage rate of appreciation or depreciation in the value, during such month, of shares of the outstanding Common Stock, $.01 par value, of the Company (or any securities or other property into which such stock may subsequently be converted, or for which it may be exchanged, in connection with any merger or otherwise) (“EBC Stock”), assuming full reinvestment of dividends and distributions and assuming no diminution due to the payment of federal or state income taxes.

5. Distribution of Deferral Account: Upon the termination of the participant’s employment or directorship for any reason, the Company shall pay to the participant the balance then credited to his deferral account in the amounts and at the times hereinafter set forth:

Account Balance	Payment Period
$0.00 to $50,000.00	Two years
$50,000.00 to $120,000.00	Five years
Over $120,000.00	Eight years

The aforesaid payments, reflecting the adjustments made to the participant’s deferral account in accordance with the applicable Adjustment Percentage(s) through the date of termination of employment, shall be paid to the participant in monthly installments commencing sixty (60) days after the end of the month following termination of employment. Each monthly installment shall equal the balance in the deferral account immediately before payment, divided by the number of payments remaining to be made. The Board of Directors may, in its sole discretion, because of hardship, disability or other extenuating circumstances affecting an employee or director, distribute the deferral account over different periods of time, other than the periods indicated above.

During the period of time that payments are being made to participants, the applicable Adjustment Percentage(s) shall be applied to the unpaid balance of the deferral account in the manner prescribed herein, and the resulting monthly increases or decreases occurring prior to the next regular distribution payment shall be taken into account in determining the amount of that regular distribution payment.

If a participant has amount in the EBC Stock Subaccount at the time of payment, the Company may, at its election, either pay amounts from the EBC Stock Subaccount in cash or deliver to him/her a payment consisting of cash and EBC Stock, each in proportion to the total amount of cash and EBC Stock available for distribution to him/her.

6. Nature of Accounts: The Plan is unfunded. All amounts deferred by a participant under the plan shall remain the sole property of Eastern Bancorp, Inc. and shall be usable by it as part of its general funds for any legal purpose whatever. The deferral accounts shall exist only for the purpose of facilitating the computation of benefits hereunder, and such deferral accounts shall not constitute trust funds, escrow accounts, or any other form of asset segregation in favor of anyone other than the Company, and are not insured by SAIF/FDIC. No participant shall have any interest in any specific asset (including any held by the trust referred to in Exhibit B) by virtue of this plan and each participant’s rights under this plan shall at all times be limited to those of a general, unsecured creditor of the Company.

At the Company’s sole discretion, subject to the provisions of this Section 6, the Company may (but is not required to) elect to cause an amount of cash equal to all or a portion of the applicable-portion of a participant’s compensation that is designated for the EBC Stock Subaccount or the General Subaccount to be placed in trust from time to time and invested in EBC Stock, or in one or more of the Investment Funds, or in other investments selected by the trustee as provided in Section 5 of the form of Trust Agreement which is attached hereto as Exhibit B. The costs incurred by the Company in establishing and administering such a trust, to the extent they exceed $2,500 per year, shall be charged and set off against the participants’ deferred account balances on a pro rata basis.

7. Beneficiary Designation: A participant may designate in a writing filed with the Treasurer a beneficiary (which may include his/her estate or a trust established by him/her) to receive in the event of or after his/her death all amounts which are then and thereafter payable under Section 5. The participant may change such designation at any time by filing a new writing with the Treasurer. In the event that the total deferral account balance hereunder has not been disbursed and the participant dies without a designated living or existing beneficiary, then in that case only the remaining account balance will be disbursed as a lump sum to his/her estate. In the event that the total deferral account balance hereunder has not been disbursed and a succeeding beneficiary dies without the designation of a successor beneficiary, then in that case only the remaining account balance will be disbursed as a lump sum to the estate of such deceased beneficiary.

8. Non-Transferability: No right to payment under Section 5 shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right to payment shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto. If at the time when payments are to be made hereunder, the participant and/or his/her beneficiary are indebted to the Company, then any payments remaining to be made hereunder may, at the discretion of the Company, be reduced by the amount of such indebtedness. An election by the Company not to reduce such payments shall not constitute a waiver of its claim for such indebtedness.

9. Income Tax Withholding, Payroll Taxes, and Other Deductions: Payments under the Plan shall be adjusted to appropriately reflect any applicable income tax withholding requirements, payroll taxes, or other deductions authorized by the Company in accordance with its policies. A participant shall be entitled to a reconciliation of the gross payments due under the Plan with the net payments actually made.

10. Correction of Mistakes: Any mistake in the amount of a participant’s benefits under the Plan may be corrected by the Company when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Company (e.g., payments between the participant and the Company or deduction of excess amounts paid to the participant from future payments due to the participant). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Company may waive the making of any correction. A participant or beneficiary receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Company.

11. Claim Procedures:

(a) Written Claim is Not Required. Ordinarily, Plan benefits will be paid to participants and beneficiaries without their having to file a claim or take any other action. If a participant or beneficiary does not receive payment of benefits under the Plan which the participant or beneficiary believes are due under the Plan, the participant or beneficiary may file a written claim for benefits with the Company. The written claim shall be in a form satisfactory to and with such supporting documents and information as may be required by the Company.

(b) Notice of a Claim Denial. If a claim for benefits under the Plan is denied in whole or in part by the Company, the claimant shall be notified in writing within a reasonable period of time following the denial. The notice shall set forth:

(i) the reasons for the denial of the claim;

(ii) a reference to the provisions of the Plan on which the denial is based;

(iii) any additional material or information necessary to perfect the claim and an explanation why they are necessary; and

(iv) a reference to the procedures for review of the denial of the claim set forth in Section 11(c).

(c) Right to a Review of the Denial. Every person whose claim for benefits under the Plan is denied in whole or in part by the Company shall have the right to request a review of the denial. A claim which has not been approved or denied by the Company within 90 days of the date it was filed shall be deemed to be denied and the claimant shall have the right to request a review of the denial. Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial. The review shall be conducted by a review committee consisting of the Board of Directors or a committee appointed by the Board of Directors.

(d) Decision on Review. With respect to any claim review hearing of the review committee, the claimant, in person or by duly authorized representative, shall have reasonable notice, shall have an opportunity to be present and be heard, may submit and review pertinent documents, and may submit a written statement. The review committee shall render its decision as soon as practicable. Ordinarily decisions shall be rendered within 60 days following receipt of the request for review. If the need to hold a hearing or special circumstances require additional processing time, the decision shall be rendered as soon as possible, but not later than 120 days following receipt of the request for review. The review committee’s decision shall be in writing, shall set forth the reasons for the decision and the provisions of the Plan on which it is based, and shall be communicated to the claimant. The review committee’s decision shall be final and binding on the claimant, and the claimant’s heirs, assigns, administrator, executor, and any other person claiming through the claimant.

12. Plan Administration: The Company shall be the plan administrator of the Plan. The Company shall be responsible for the Plan’s operation and administration, including but not limited to complying with reporting and disclosure requirements and maintaining Plan records. Except as to the power and authority expressly reserved to the Board of Directors, the Company shall possess and may exercise all power and authority with respect to the control, management, operation, and administration of the Plan. The Company shall have the authority to construe the terms of the Plan, including the authority to remedy any omissions, ambiguities, or inconsistencies in the provisions of the Plan. The Company shall have the authority to determine eligibility to participate in the Plan and eligibility for benefits, including the proper amount of benefits, under the Plan. The Company may adopt rules for the administration of the Plan, provided the rules do not conflict with applicable law or the express provisions of the Plan. The Company may take any other or additional actions that are permitted under ERISA, the Code, or Treasury or Department of Labor regulations or rulings, that the Company determines to be necessary or appropriate to accomplish the purposes of the Plan. The Company shall keep adequate records of its administration of the Plan.

13. Settlement of Disputes: If any disputes arise with regard to the interpretation of any of the provisions of this Plan, or with regard to the amount of any payments due under Section 5 herein, the Board of Directors shall make any resolution of such disputes which it deems, in its sole discretion, to be in the best interests of the Company and the participants. Any such determination made by the Board shall be final and binding on all participants in the Plan.

14. Amendments: This plan shall not be amended more often than once in every six months other than to comport with Changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules thereunder. Subject to the foregoing, the Company reserves the right at any time and from time to time to amend or terminate the Plan in whole or in part. This may be accomplished by resolution voted by the Board of Directors or by execution of a document by a duly authorized officer of the Company. No amendment or termination of the Plan shall deprive a participant of any portion of the participant’s deferral account balance as of the date of the amendment or termination. Such account balance shall continue to be adjusted for deemed investment performance until paid. The method of calculating deemed investment performance and the timing of payment of Plan benefits may be changed by Plan amendment or in connection with a Plan termination.